Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-132960) and related Prospectus of W&T Offshore, Inc. for the registration of $1,000,000,000 in various debt and equity securities and to the incorporation by reference therein of our reports dated February 28, 2008, with respect to the consolidated financial statements of W&T Offshore, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of W&T Offshore, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
February 27, 2009